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As filed with the Securities and Exchange Commission on July 5, 2002.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 5, 2002

PETCO Animal Supplies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-23574 (Commission File Number)	33-0479906 (I.R.S. Employer Identification No.)

9125 Rehco Road, San Diego, California 92121
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (858) 453-7845

        This Current Report on Form 8-K is filed by PETCO Animal Supplies, Inc., a Delaware corporation ("PETCO"), in connection with the matters described herein.

Item 5. Other Events.

10b5-1 trading plans

        PETCO announced today that certain members of its executive management team have established trading plans under Rule 10b5-1 of the Securities and Exchange Act of 1934. In aggregate, the trading plans call for the sale of approximately 0.83% of the executive management team's PETCO holdings per month for twelve months, representing average monthly sales of approximately 59,000 shares of common stock, commencing on September 1, 2002.

        In August of 2000, the Securities and Exchange Commission adopted Rule 10b5-1. That rule recognizes the creation of formal programs under which executives and other "insiders" may sell the securities of publicly traded companies on a regular basis pursuant to written plans that are entered into at a time when the plan participants are not aware of material nonpublic information and that otherwise comply with the requirements of Rule 10b5-1.

        The PETCO executives entering into Rule 10b5-1 trading plans are Brian K. Devine, Chairman, President and Chief Executive Officer, Bruce C. Hall, Executive Vice President and Chief Operating Officer, James M. Myers, Executive Vice President and Chief Financial Officer, Robert E. Brann, Senior Vice President, Merchandising, Frederick W. Major, Senior Vice President, Information Systems, Keith G. Martin, Senior Vice President, Operations, Janet D. Mitchell, Senior Vice President, Human Resources and Administration, and William M. Woodard, Senior Vice President, Business Development. Under the trading plans, the above mentioned executives may sell up to a maximum aggregate amount of 706,000 shares of common stock during the period beginning on September 1, 2002 and ending on August 31, 2003 without subsequent control over the timing of specific transactions by the plan participants. The participants in the trading plans may amend or terminate the trading plans under certain circumstances and have the right to sell additional shares of common stock outside of the trading plans when they are not in possession of material nonpublic information. The trading plans will expire on August 31, 2003 unless terminated earlier in accordance with the terms of such trading plans.

        As of July 3, 2002, the above mentioned executives had ownership, directly and through stock options, over an aggregate of 7,060,000 shares of common stock. Under each trading plan, an independent broker will execute the trades pursuant to selling parameters established by the plan participant when entering into the trading plan without further direction from the participant.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2002	PETCO Animal Supplies, Inc.
	By:	/s/ JAMES M. MYERS
	Name:	James M. Myers
	Title:	Executive Vice President and Chief Financial Officer

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  Item 5. Other Events.
SIGNATURES